Exhibit 23.2

Alaska Earth Sciences, Inc.

Furio Resources Inc.

1802 North Carson Street, Suite 212-2927

Carson City, NV 89701

Date: August 16, 2004

I, WILLIAM T. ELLIS, of 11401 Olive Lane, Anchorage, Alaska, do hereby consent to the use in the registration statement of Furio Resources Inc. on Form SB-2 of my geological report dated May 15, 2004, entitled “Furio Copper-Gold Project” and concur with the summary of information in the report disclosed in the registration statement.  I also consent to the reference to me under the heading “Experts” in such registration statement.

/s/ William T. Ellis

_______________

William T. Ellis CPG # 8719

11401 Olive Lane, Anchorage, Alaska 99515

Phone: (907) 522-4664 Fax: (907) 349-3557 Email: wte@aes.alaska.com